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                                                                    Exhibit 14.1

                        GENERAL DATACOMM INDUSTRIES, INC.
                           CODE OF CONDUCT AND ETHICS

                                TABLE OF CONTENTS

                Introduction...................................2

                Conflicts of Interest..........................3

                Political Activity.............................4

                Unauthorized Payments..........................4

                Company Records and Assets.....................5

                Confidentiality of Information.................6

                Responding to Inquiries from the
                Press and Others...............................8

                Purchasing.....................................8

                Responsibility to Our People...................8

                International Boycotts........................10

                Antitrust Compliance..........................10

                Communications System
                Equipment: Access and Use.....................13

                Personal Computer Software....................13

                Penalties.....................................14

                Implementation of the Code....................14

                Acknowledgement Form..........................17

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                                  INTRODUCTION

The success of any business depends upon its people and the way in which they conduct themselves in their business dealings. General DataComm Industries, Inc. is committed to the highest standards of ethical business conduct and fairness in its dealings with its customers, suppliers and employees. Only by maintaining exemplary standards of conduct, integrity and fair dealing can we create and foster an environment necessary for our combined business and individual success.

This Code of Conduct and Ethics expands on and supplements existing policies and is intended to be a guide not only for its principal executive and financial officers, but all employees. Good judgment and business ethics should be relied upon in your daily business practices. Questions about any aspect or suspected violation of this Code of Conduct and Ethics should be directed to the Vice President, Finance and Administration.

Since its inception, General DataComm has deliberately focused on the quality of its people and its products. And we continue that emphasis today. By recommitting and rededicating ourselves to the highest ethical standards, we will secure our reputation and achieve success as a leading provider of information networks and communications products worldwide.


Howard S. Modlin
Chairman of the Board

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                              CONFLICTS OF INTEREST

Every employee has a duty of undivided loyalty to GDC. Consequently, employees should make decisions objectively and in GDC's best interest. Competing personal interests can interfere with an employee's judgment, create an unfavorable impression or generate the appearance of impropriety. Therefore, each employee should avoid any activity, interest or relationship that could conflict with GDC's best interest. If a potential conflict cannot be avoided, it should immediately be disclosed in writing and submitted to the Vice President, Finance and Administration. Many questions involving potential conflicts of interest can be equitably resolved if adequately disclosed and reviewed.

Employees will be asked periodically to certify that they have read this policy and disclosed any potential conflicts. Violations of this policy may subject employees to appropriate sanctions which may include dismissal.

Following are some examples of circumstances where conflicts of interest could arise:

Outside Business Interests

Unless otherwise authorized in writing by the Vice President, Finance and Administration, no outside employment which directly or indirectly competes with the best interests of GDC may be undertaken. In addition, employees may not aid the business of any other company, concern or individual, (1) in any matter related to the business of GDC except as required by or pursuant to GDC's business, or (2) in a manner which interferes with the employee's service to GDC without prior written consent. Any outside activity which interferes or conflicts with the best interests of GDC is not authorized and must be avoided. This activity includes advising another company or serving as a director with a supplier or customer.

Employees may not own, directly or indirectly, financial interests in suppliers or competitors except for publicly traded securities in which the employee's percentage of ownership is less than one percent (1%). Employees may not derive personal gain, directly or indirectly, from purchases or sales made by GDC or from other transactions to which GDC is a party, other than through participation in a GDC compensation or benefit plan.

Employees may not borrow money from or lend money to a supplier or a competitor.

Gifts and Gratuities

In today's competitive business climate, the offering or receipt of promotional favors, gifts of nominal value or the practice of infrequent and modest entertainment is not unusual. There are, however, situations involving the exchange of gifts or unusual entertainment which could conceivably be construed as requesting or offering special treatment. Consequently, GDC has adopted the following policy:

        No employee may accept or offer any payments or other items in consideration of special treatment. The acceptance or offering of unsolicited meals, entertainment, promotional favors or courtesies of minimal value and in the ordinary course of business is permissible, provided no obligation to render favorable treatment is incurred or expected and such acceptance or offering is legal.

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        If the return of a gift of significant value received by a GDC employee is impractical because of its nature, written notification to the Vice President, Finance and Administration should be made. Where applicable, the gift may be given to a charitable institution and the supplier informed of its disposition.

        All government restrictions regarding the receipt of gifts or entertainment must be observed. Please refer to the Unauthorized Payments section for further information.

                               POLITICAL ACTIVITY

GDC encourages employees to be knowledgeable voters and to participate in the political process. We also encourage each employee stationed in a foreign country to act as a good citizen of the host nation. As a company, we will abide by the following policies:

        . GDC will not make any type of contribution, directly or indirectly, to any political candidate, party or referendum campaign.

        . There will be no campaigning of any kind within Company facilities.

        . Employees will not receive time off with pay for political activity.

.. An employee shall not be discriminated against within the Company because of the employee's personal political beliefs.

                              UNAUTHORIZED PAYMENTS

All employees shall comply with the legal requirements of each country in which GDC conducts business. The payment or use of any funds or other property, including that of a third party, for any unlawful or improper purpose, including influencing domestic or foreign officials, is strictly prohibited and may be subject to the Foreign Corrupt Practices Act and other laws.

Specifically, unless legally permitted and allowed by written authorization of the Vice President, Finance and Administration, employees may not offer, promise, authorize or make payment of any funds or other assets for the purpose of obtaining or retaining business for the Company, or to prevent a competitor from securing such business. In addition, payments of Company funds or other assets which in any way would cause GDC to be embarrassed or obligated are prohibited. Payments prohibited by this policy may not be made indirectly through a consultant, agent or other intermediary. The following are examples of prohibited payments:

Suppliers and Customers

No payment may be made to an employee, agent or fiduciary of a supplier or customer for the purpose of influencing his or her conduct in relation to the supplier's or customer's business with GDC. Such payments may be regarded as commercial bribery and may result in criminal prosecution, civil liability or legal invalidity of any contract with such supplier or customer.

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Governments

All government restrictions on the receipt of gifts or entertainment must be observed. In the absence of a written legal opinion from GDC's outside counsel that a payment is lawful and the written authorization of the Vice President, Finance and Administration, no payment may be made to an official, employee or agent of any government or of any political party for any purpose, including but not limited to:

        a) influencing the recipient's conduct in his or her official capacity;
        or
        b) inducing the recipient to use his or her influence regarding any act of government for the purpose of obtaining or retaining business or preventing some other person from obtaining or retaining business. Such inducements or payments by U.S. businesses, employees or citizens may be illegal and result in significant criminal and civil penalties.

It is to be expected that the status of certain types of payments and activities with respect to the Foreign Corrupt Practices Act will be unclear, and questions of interpretation will exist. Employees should provide written details of any such proposed payments for review with GDC's Vice President, Finance and Administration before their inception. No such proposed payment shall be made without the written approval of the Vice President, Finance and Administration based upon the advice of GDC's outside counsel. In addition, the Vice President, Finance and Administration should be notified immediately if employees become aware of any breach of this policy, the Foreign Corrupt Practices Act or any other law.

                           COMPANY RECORDS AND ASSETS

Protection and Proper Use of Company Assets

We each have a duty to protect the Company's assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company's profitability. We should take measures to prevent damage to and theft or misuse of Company property. As set forth in your Secrecy and Assignment of Inventions Agreement, when you leave the Company, all Company property must be returned to the Company.

Except as specifically authorized in writing by the Company, Company assets, including Company time, equipment, materials, resources and proprietary information, must only be used for legitimate business purposes.

Company Books and Records

You must complete all Company documents in an accurate, truthful, and timely manner, including all travel and expense reports. You must record the Company's financial activities in compliance with all applicable laws and accounting practices. The making of false or misleading entries, records or documentation is strictly prohibited. You must never create a false or misleading report or make a payment or establish an account on behalf of the Company with the understanding that any part of the payment or account is to be used for a purpose other than as described by the supporting documents.

Record Retention

Numerous laws and various contracts require the retention of certain Company documents for various periods of time. The Company is committed to compliance with all applicable laws and regulations relating to the preservation of records. The Company's policy is to identify, maintain, safeguard and destroy or retain all records in the Company's possession on a systematic and regular basis. Under no circumstances are Company records to be destroyed selectively or to be maintained outside Company premises or designated storage facilities.

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If you learn of a subpoena or a pending, imminent or contemplated litigation or government investigation, you should immediately contact the Chairman of the Board. You must retain and preserve all records that may be responsive to the subpoena or relevant to the litigation or that may pertain to the investigation until you are advised by our outside Counsel as to how to proceed. You must not destroy any such records in your possession or control. You must also affirmatively preserve from destruction all relevant records that without intervention would automatically be destroyed or erased (such as e-mails and voicemail messages). Destruction of such records, even if inadvertent, could seriously prejudice the Company. Any questions regarding whether a particular record pertains to a pending, imminent or contemplated investigation or litigation or may be responsive to a subpoena or regarding how to preserve particular types of records should be directed to the Chairman of the Board.

                         CONFIDENTIALITY OF INFORMATION

Through employment at GDC, many employees gain information which may not be disclosed or discussed until properly released by GDC. This information may be highly confidential and important to the success of GDC.

All newly hired employees are required to sign a Secrecy and Assignment of Inventions Agreement. This agreement requires employees to keep information confidential and to assign to GDC any rights for ideas and inventions that the employee develops.

Any employee with access to or who obtains confidential or proprietary information must assume responsibility for non-disclosure within or outside of GDC until such time as GDC determines that it be disclosed. "Proprietary information" is information that is the property of GDC. Items that are clearly confidential or proprietary include information regarding new or proposed products, technical achievements, customers, sales, unreleased financial data, business and marketing plans, personnel information, salary data and proposed mergers, joint ventures or acquisitions. Software and firmware programs, engineering designs and manufacturing processes are also proprietary information, including confidential information provided to GDC by its licensors. The unauthorized disclosure of any such information could be of considerable value to GDC's competitors and damaging to GDC.

If a situation arises where confidential or proprietary information must be disclosed to third parties, the Chairman of the Board or his designee must give prior written approval of the disclosure and the outside party must sign a formal, confidential non-disclosure agreement. Additional special precautions must also be taken where the disclosure is to a foreign citizen or business since the disclosure may be prohibited or subject to license under U.S. export regulations. Furthermore, if GDC is requested to sign a non-disclosure agreement to protect another party's information or another party's mutual non-disclosure form, such agreement must be approved by the Chairman of the Board or his designee who will review such agreement with GDC's outside counsel.

Employee transactions in publicly-held securities must comply with certain requirements of the securities laws, particularly the prohibition against trading on inside information, i.e., material information which has not been publicly disseminated. "Material information" is information which a person would consider useful in deciding whether or not to trade in GDC's stock. "Material information" may or may not be proprietary information, as defined above. The law also prohibits employees from providing material, non-public information to others ("tippies"). Whenever any doubt exists, the presumption should be against trading in GDC's stock or the stock of any company while in the possession of material information not publicly disclosed until two days after the information becomes public. It is important to recognize that anyone with inside information is considered an "insider", including employees, their relatives, customers, friends or anyone furnished such information. Consequently, all employees, not just corporate officers, can be considered insiders and subject to penalties.

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Any breach of corporate or individual requirements regarding use of inside information may expose GDC and any insiders or tippees involved to severe adverse consequences, including monetary liability, loss of employment and possible criminal sanctions. The non-public disclosure of inside information other than for legitimate GDC business purposes with usual safeguards (non-disclosure agreement) is strictly prohibited.

                RESPONDING TO INQUIRIES FROM THE PRESS AND OTHERS

        GDC employees who are not official Company spokespersons may not speak with the press, securities analysts, other members of the financial community, stockholders or groups or organizations as a GDC representative.

                                   PURCHASING

All GDC purchasing functions must follow the Code of Ethics of the National Association of Purchasing Management (NAPM) as their guide to proper purchasing practices to assure that GDC conducts business in an honest and ethical manner. GDC awards business solely on the basis of cost, delivery, quality, service and other legitimate business terms.

All procurements shall be made by the Purchasing Department upon receipt of an approved purchase requisition. Commitments for trade shows/advertising, auto/copier leases and facility maintenance are handled by the Vice President, Finance and Administration or his designee. Personnel who have contact with vendors are responsible for notifying the vendor that GDC will not commit to any procurement without a written, properly executed agreement.

All purchasing personnel are required to be aware of the detailed procedures and requirements for procurement and the code of ethics of NAPM.

                          RESPONSIBILITY TO OUR PEOPLE

Respecting One Another

The way we treat each other and our work environment affects the way we do our jobs. Everyone who works for GDC must contribute to the creation and maintenance of a workplace that supports honesty, integrity, respect and trust.

Employee Privacy

We respect the privacy and dignity of all individuals. GDC collects and maintains personal information that relates to your employment, including medical and benefit information. Employees who are responsible for maintaining personal information and those who are provided access to such information must not disclose or permit access to private information in violation of applicable law or in violation of the Company's policies.

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Personal items, messages, or information that you consider to be private should not be placed or kept in telephone systems, computer or electronic mail systems, office systems, offices, work spaces, desks, credenzas, or file cabinets. The Company reserves all rights, to the fullest extent permitted by law, to inspect such systems and areas and to retrieve information or property from them when deemed appropriate in the judgment of management.

Equal Employment Opportunity and Nondiscrimination

GDC is an equal opportunity employer in hiring and promoting practices, benefits and wages. We will not tolerate discrimination against any person on the basis of race, religion, color, gender, age, marital status, national origin, sexual orientation, citizenship, or disabled veteran status or disability (where the applicant or employee is qualified to perform the essential functions of the job with or without reasonable accommodation), or any other basis prohibited by law in recruiting, hiring, placement, promotion, or any other condition of employment.

Sexual and Other Forms of Harassment

GDC policy strictly prohibits any form of harassment in the workplace, including sexual harassment. The Company will take prompt and appropriate action to prevent and, where necessary, discipline behavior that violates this policy. Anyone who has a complaint should contact their Manager or his/her superior who will consult with the Vice President, Finance and Administration.

Safety in the Workplace

The safety and security of employees is of primary importance. You are responsible for maintaining our facilities free from recognized hazards and obeying all Company safety rules. Working conditions should be maintained in a clean and orderly state to encourage efficient operations and promote good safety practices.

Weapons and Workplace Violence

No employee may bring firearms, explosives, incendiary devices or any other weapons into the workplace or any work-related setting, regardless of whether or not employees are licensed to carry such weapons. Similarly, the Company will not tolerate any level of violence in the workplace or in any work-related setting. Violations of this policy must be referred to your supervisor and the Vice President, Finance and Administration immediately. Threats or assaults that require immediate attention should be reported to the police at 911.

Drugs and Alcohol

The Company intends to maintain a drug free work environment.

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                             INTERNATIONAL BOYCOTTS

From time to time various countries or groups attempt to boycott trade with other countries and impose sanctions upon companies trading with the boycotted country. It is GDC's policy to refuse to cooperate with restrictive trade practices or boycotts not sanctioned by the U.S. government even if this refusal results in loss of business.

Furthermore, severe penalties can be imposed under the Tax Reform Act of 1976 and the Export Administration Act of 1979 for compliance with restrictive practices and boycotts not sanctioned by the United States government. The Export Administration Regulations prohibit GDC and its subsidiaries from cooperating with restrictive trade practices or boycotts imposed by other countries, except under certain very limited exceptions, and requires reporting of boycott requests. The Tax Reform Act of 1976 requires a company doing business with countries demanding participation or cooperation with an international boycott to file a report with the U.S. Treasury Department. Under this Act, companies that comply with unsanctioned boycott demands are deprived of important U.S. tax benefits.

The regulations under these Acts are very complex. A mere request for information may require reporting to the U.S. government. Employees must immediately inform the Chairman of the Board if they receive any written or oral inquiries or requests, whether in the United States or overseas, concerning any sort of restriction or boycott against another country.

                              ANTITRUST COMPLIANCE

It is GDC's policy, and each employee's responsibility, to comply with all applicable domestic and foreign antitrust and trade regulation laws. Failure to comply could result in serious criminal and civil consequences for GDC and offending employees. Many antitrust law violations are crimes subjecting companies and individuals to heavy fines and possible imprisonment. In addition, companies may be required to pay substantial damages, be ordered to refrain from engaging in substantial business activities, and be barred from selling to the government. Frequently, such prohibitions will extend across the entire product line of a company even when violations relate to a single product. And, of course, the Company's reputation may be damaged, even in cases where it prevails in a legal action.

This summary is intended to help employees recognize potential antitrust problems so they will know when legal advice is needed. It should be emphasized, however, that it has not been possible to cover all areas which involve antitrust. Therefore, in all of your dealings on behalf of GDC, use the following rule: Whenever involved in a transaction which may involve any form of competitive restraint, or if you learn of possible illegal conduct by one of our competitors, consult the Chairman of the Board at the earliest possible moment.

UNITED STATES

At the heart of the U.S. antitrust laws is the conviction that in order to insure a vigorous economy, it is essential that businesses compete vigorously but fairly, free from unreasonable restraints. These laws generally prohibit conspiracies and understandings that unreasonably restrain competition in the domestic or foreign commerce of the United States. Following are some examples of business arrangements which raise issues under U.S. antitrust laws:

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Price Fixing

Agreements between competitors to fix or influence prices and agreements requiring adherence to a resale price are illegal.

Division of Markets or Product Limitations

Present or potential competitors may not agree to divide markets by geographic areas, customers or product lines, nor should they agree to voluntarily limit the volume of goods sold. Agreements with competitors concerning product specifications and innovation may also raise legal problems.

Boycotts

It may be illegal if two or more parties agree not to do business with a third party, even though there may be a legitimate basis for an individual refusal to do business. A company, acting unilaterally, is normally free to select the parties with which it will deal. A unilateral refusal to deal should nevertheless be based upon bad or inadequate quality of services, credit risk, poor sales performance or similar business justification.

Tying, Reciprocity and Exclusivity

Under certain circumstances, it may be illegal to sell a service or commodity only on condition that the customer also must buy some other service or commodity from the seller, unless the two commodities are so interrelated that it is commercially impractical to separate them. It may also be illegal to condition purchases from a supplier on reciprocal purchases of other products by the supplier. In certain circumstances, it is illegal to require that a customer will buy its requirements of a particular product from a single seller.

Restrictions on Distribution

In certain circumstances, it is illegal for a manufacturer to restrict the territories within which its distributors may operate, the customers to whom they may sell, the locations from which or the manner in which they may sell.

Discrimination Between Customers

Under certain circumstances, it is illegal to sell the same goods to different customers at different prices. The price differential may be justified on a cost basis or if prices have been established in good faith to meet a competitor's prices. It may be illegal to provide advertising or promotional allowances or to provide other sales assistance to customers, unless the payments or services are made available on "proportionally equal terms" to all customers.

Monopolization and Attempts to Monopolize

Attempting to control a market for a product or service in a given geographic area, or engaging in unfair actions to attain that position may be an antitrust violation. Mere size is not illegal, and even a dominant firm may continue to compete aggressively.

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Unfair Methods of Competition

Certain deceptive or unfair practices which take advantage of customers, competitors or the general public may be illegal. These practices include, but are not limited to, making misleading or unsubstantiated advertising claims, theft of competitors' trade secrets, disparaging competitors by making false or misleading statements about their products or financial status and coercing or intimidating customers or suppliers.

Evidence of Violations

An illegal agreement may be implied without formal contracts, writings, handshakes or even express words indicating agreement. If two competitors discuss prices and later adopt similar prices, a conspiracy to fix prices may be inferred even though the competitors never explicitly agreed. This same principle applies if two competitors discuss other matters such as division of markets or product limitations or boycotts. Comments made at a trade show or reception may be used as proof of concerted action, even though the parties' actions actually were taken independently for sound business and market reasons. The most prudent course is to avoid any discussion with competitors on these subjects.

APPLICABILITY OF U.S. ANTITRUST LAWS TO INTERNATIONAL OPERATIONS

In antitrust matters, the U.S. may exercise jurisdiction over its businesses and citizens for acts in foreign countries which may have a substantial effect on U.S. imports and exports. Therefore, any of the acts discussed above may violate U.S. antitrust laws even if performed outside the U.S.

ANTITRUST LAWS OF OTHER COUNTRIES

Most industrialized countries as well as the European Economic Community have enacted laws of varying degrees of strictness prohibiting anti-competitive activities. Consequently, any actions which pose risks under U.S. laws can raise questions under foreign laws as well. Questions should be directed to the Chairman of the Board.

                    COMMUNICATIONS EQUIPMENT: ACCESS AND USE

Electronic communications systems and equipment, including the E-Mail system, computer system, telephones, facsimile machines, copiers and printers, are the property of GDC. These systems and equipment are primarily for business purposes and should only be used for personal reasons on a limited basis.

GDC intends to monitor its electronic communications systems and equipment to prevent abuse.

GDC reserves the right to review, and to disclose the contents of, E-Mail, computer files, faxes, telephone calls and records, copier and printer use and any other product or record of use of its electronic communications systems and equipment, whenever it is deemed to be administratively essential or necessary to protect the Company's property or other legal interests. Security features of GDC's electronic communications systems and equipment, such as passwords or pin codes, do not limit the Company's ability to access the contents of its electronic communications systems and equipment at any time.

This policy does NOT authorize access or monitoring of the contents of any Company electronic communications systems by any employee except as specifically directed by the Chairman of the Board.

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Employees who abuse the electronic communications system equipment in any way are subject to discipline up to and including termination.

                           PERSONAL COMPUTER SOFTWARE

GDC shall conform to the requirements of all Federal laws and regulations covering Personal Computer software. The Director of IT will be responsible for monitoring Personal Computer software use and insuring compliance with this Policy. Department Managers and Supervisors will be held accountable for their subordinates strict conformity to the use of legal Company Standards on Personal Computers.

Illegal or Unauthorized Software

"Illegal" software is software that exists on a computer without a legally purchased license. This is usually a copy of a legal software program whose license does not permit use on another machine or on more than one machine simultaneously. "Unauthorized" software is software that is legal but not authorized for use at GDC. All illegal or unauthorized software shall be reported to the Vice President, Finance and Administration.

If the software package is a Company Standard, the Manager, Operations and Administration will notify the users' supervisor in writing that the illegal/unauthorized software must be removed or made legal by purchasing a legal copy within thirty (30) days of the written notification. Note: After such notice, IT will have the authority to remove the illegal software without additional warning if the software has not been brought into compliance within the thirty (30) day period.

If the software package is not a Company Standard, the Director of IT will notify the users' supervisor and the Operational Vice President in writing that the illegal/unauthorized software must be removed within seven (7) days of the written notification. Note: After such notice IT will have the authority to remove the illegal software without additional warning if the Personal Computer has not been brought into compliance within the seven (7) day period.

After three (3) such written notices regarding illegal/unauthorized software on a specific Personal Computer regardless of the software Package involved, Director of IT will submit a written reprimand to the supervisor with a copy to Vice President, Finance and Administration for their personnel file.

                                    PENALTIES

Violations of the standards of conduct set forth herein may subject employees to appropriate sanctions which may include dismissal.

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                           IMPLEMENTATION OF THE CODE

                                Responsibilities

While each of us is individually responsible for putting the Code to work, we need not go it alone. The Company has a number of resources, people and processes in place to answer our questions and guide us through difficult decisions.

Copies of this Code are available from the Vice President, Finance and Administration. A statement of compliance with the Code of Business Conduct and Ethics must be signed by all officers, directors and employees on an annual basis.

Seeking Guidance

This Code cannot provide definitive answers to all questions. If you have questions regarding any of the policies discussed in this Code or if you are in doubt about the best course of action in a particular situation, you should seek guidance from your supervisor or the President or Vice President, Finance and Administration or the other resources identified in this Code.

Reporting Violations

If you know of or suspect a violation of applicable laws or regulations, the Code, or the Company's related policies, you must immediately report that information to your supervisor or the President or Vice President, Finance and Administration. No one will be subject to retaliation because of a good faith report of suspected misconduct. However, failure to report a suspected violation of the Code is itself a violation of the Code and could subject you to disciplinary action, up to and including termination.

Investigations of Suspected Violations

All reported violations will be promptly investigated and treated confidentially to the greatest extent possible. It is imperative that reporting persons not conduct their own preliminary investigations. Investigations of alleged violations may involve complex legal issues, and acting on your own may compromise the integrity of an investigation and adversely affect both you and the Company.

Discipline for Violations

GDC intends to use every reasonable effort to prevent the occurrence of conduct not in compliance with its Code and to halt any such conduct that may occur as soon as reasonably possible after its discovery. Company personnel who violate this Code and other Company policies and procedures may be subject to appropriate sanction, up to and including termination of employment. In addition, disciplinary measures, up to and including termination of employment may be taken against anyone who directs or approves infractions or has knowledge of them and does not promptly report and correct them in accordance with Company policies.

Waivers of the Code

GDC will waive application of the policies set forth in this Code only where circumstances warrant granting a waiver, and then only in conjunction with any appropriate monitoring of the particular situation. Waivers of the Code for directors and executive officers may be made only by the Board of Directors as a whole or the Audit Committee of the Board and must be promptly disclosed as required by law or regulation.

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No Rights Created

This Code is a statement of the fundamental principles and key policies and procedures that govern the conduct of the Company's business. It is not intended to and does not create any rights in any employee, client, supplier, competitor, stockholder or any other person or entity.

Remember

Ultimate responsibility to assure that we as a Company comply with the many laws, regulations and ethical standards affecting our business rests with each of us. You must become familiar with and conduct yourself strictly in compliance with those laws, regulations and standards and the Company's policies and procedures pertaining to them.

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ACKNOWLEDGMENT FORM

I have received and read the General DataComm Industries, Inc. Code of Conduct and Ethics, and I understand its contents. I agree to comply fully with the standards, policies and procedures contained in the Code and the Company's related policies and procedures. I understand that I have an obligation to report to the President or Vice President, Finance and Administration, any suspected violations of the Code of which I am aware. I acknowledge that the Code is a statement of policies for business conduct and does not, in any way, constitute an employment contract or an assurance of continued employment.

Printed Name

Signature

Date

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